UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended February 28, 2017

Sigmata Electronics, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 24R-00050

Delaware	81-1253192

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Berry, Apt 1308, North Andover, MA	01845

(Address of principal executive offices)	(Zip Code)

(401) 714-5337

Registrant’s telephone number, including area code

Common Stock, par value $0.0001

(Title of each class of securities issued pursuant to Regulation A)

In this Annual Report, references to “Sigmata Electronics, Inc.”, “Sigmata”, “we,” “us,” “our,” or the “company” mean Sigmata Electronics, Inc.

THIS ANNUAL REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

Item 1. Description of Business

Corporate History

Sigmata Electronics, Inc., a Delaware corporation (“the Company”) was incorporated under the laws of the State of Delaware on January 28, 2016.

On January 28, 2016 Paul Moody was appointed as Chief Executive Officer, President, and Director.

On January 28, 2016 Jeffrey DeNunzio was appointed as Chief Financial Officer, Chief Accounting Officer, and Director.

On January 28, 2016 Jeffrey DeNunzio and Paul Moody were each issued 60,000,000 shares of restricted common stock at par value (.0001) for services rendered to the Company, in particular for developing the Company’s business plan.

During the year February 29, 2017, the Company sold 1,362,000 common shares for cash of $2,270.

On November 28, 2016, our two majority shareholders, Paul Moody and Jeffrey DeNunzio, each have agreed to, and have since cancelled, 69,000,000 shares of restricted common stock respectively and 4,500,000 shares of freely transferable common stock respectively.

Subsequent to the above cancellation of shares, and also on November 28, 2016, the Company authorized and conducted a forward stock split. Every one share of common stock held by stockholders has been converted into three (3) shares of common stock. All share amounts presented have been retroactively adjusted.

On February 2, 2017 Sigmata Electronics, Inc., the Company, entered into and consummated an agreement with Jeffrey H. Purchon, in which Sigmata Electronics, Inc,. purchased, for a sum of $5,000, the entire worldwide rights, title, and interest in all inventions and improvements that are disclosed in U.S. patent No. 7,758,365, and on U.S. Application Number 12/214,002 entitled Self-Muting Audio Connector, which was filed on June 16, 2008 which is a continuation-in-part application of co-pending PCT International Application PCT/US2006/01782 with an international filing date of January 17, 2006.

Business Information

Sigmata Electronics, Inc. (herein referred to as “Sigmata”) is a company looking to fill the expansive electronics industry, primarily within the United States but also catering to customers throughout the world. Sigmata plans to acquire, or otherwise make available to our consumers, a wide array of electronic products catering to various demographics and individuals of a wide range of lifestyles in order to meet the demands of as many consumers as possible.

Sigmata Electronics, Inc. currently operates through two models at present, with a third sales model currently in development. The first model is through drop shipping on our website, which can be found at the following address: http://www.sigmataelectronics.com/. Drop shipping is defined as a supply chain management technique in which the retailer does not keep goods in stock but instead transfers customer orders and shipment details to either the manufacturer, another retailer, or a wholesaler, who then ships the goods directly to the customer.

On our webpage you can view a wide array of products which we have available for sale. It is important to note that Sigmata Electronics does not hold any physical inventory pursuant to our drop shipping activities, and we merely act as a vehicle through which consumers may purchase goods from third parties. When an order is placed we process the order and send the shipping information, along with the bulk of the fee paid, to the third parties responsible for the listed product in question. We receive a small percentage of the total amount paid for the products listed on our website in exchange for making the connection between consumer and distributor.

On http://www.sigmataelectronics.com/ users can easily navigate and find the product they’re searching for with ease. We have implemented a browse by price feature on the left side of the main page and additionally have a section just below that where users can browse by categories. Alternatively users can search by specific brands, with letters shown alphabetically which can then be clicked to bring up brands of that particular letter for the user to browse. Additionally, just below our sales email at the top of the main page we have a search bar where users can type in a product and choose whether to search for an exact match or a broad match if they do not know the exact name of what they’re searching for but still have a basic idea.

We have a webpage specifically detailing our shipping policy, however it is most important to note that we at Sigmata Electronics, Inc. do not handle any shipping of the products listed on our website directly. We convey the shipping information of the purchaser to the Companies which physically hold retail goods and from there they directly ship to the consumer.

The second method through which Sigmata Electronics, Inc. operates is through direct purchase and subsequent resale of electronic goods. Through this method of operation we look through various online marketplaces in order to find electronics at discount prices which we can then resell through alternative online marketplaces in order to generate a profit. At present we have sold two Spirit XT 685 treadmills through this operational model. The treadmills were purchased on March 29, 2016 from a private seller of sporting goods. The treadmills were purchased with funds provided to the Company by Jeffrey DeNunzio and Paul Moody, our officers and directors. On June 28, 2016 we generated revenue in the amount of $900 from the sale of one of the Spirit XT 685 treadmills. We sold the second identical treadmill on August 19, 2016 resulting in revenue of $800. We believe there are many individuals who have electronics and are looking to make personal sales merely to get rid of them, and if we can successfully identify and coordinate arrangements with these sellers then we may be able to see substantial returns on our investments. Each deal under this model is unique, and therefore a consistent pattern or return on our investments cannot be established or guaranteed.

In this business model our profitability fluctuates based upon how much we pay for the initial goods and then how much we can successfully resell them for, and it is necessary to take into account variables such as shipping costs and condition of the goods being sold. In order to maximize profits we may, but at this point in time have not yet, look to make bulk orders directly from manufacturers in order to acquire goods at the lowest possible price point which would leave us substantial room for profit. Any arrangements with manufacturers, are present, are speculative and in the planning stages, but it is something which the Company is currently evaluating as a strong possibility.

It should be noted that under this second business model we currently utilize personal office space provided rent free by Chief Executive Officer to hold any inventory. In this model we are responsible for the shipping of the products to the consumer. Exact shipping details vary based upon the size of the product being sold, the location of the consumer, and the fragility of the inventory in question.

Our third and final operational model revolves around the patents we acquired, as disclosed in our corporate history, on February 2, 2017. Sigmata Electronics, Inc. has acquired the entire worldwide rights, title, and interest in all inventions and improvements that are disclosed in U.S. patent No. 7,758,365, and on U.S. Application Number 12/214,002 entitled Self-Muting Audio Connector. While we retain several samples of inventory (8 units) relating to these patents we do not, at present, have a manufacturer in place to produce additional units to offer to consumers. Our intention will be, when we can find a manufacturer who can produce units at a price point the Company determines is appropriate, to initiate sales, both direct and through third party retailers, of the Self-Muting Audio Connector. At present these plans are tentative and not fully determined.

Competition

The industry in which Sigmata Electronics, Inc. competes is highly competitive. There are a wide variety of companies supplying electronic goods, from Companies who utilize strictly online sales via their own websites or marketing platforms, to companies with their own storefront locations specialized in electronics, to large variety stores which happen to include electronic supplies. The vast majority of our competitors have greater resources and name recognition than Sigmata Electronics, Inc. and certain competitors have such a strong hold upon the market that we may face difficulties penetrating into the marketplace effectively. Our competition includes, but is not strictly limited to, Best Buy, Target, Walmart, Apple, Inc. Newegg, Amazon, etc.

Future Plans

In the future we plan to begin efforts to grow awareness of our website through advertisement on various social media platforms, online advertising channels, blogs, and other media which we are currently exploring. While we have begun the process of identifying ideal advertising channels, it has been, and will remain an ongoing process going forward. At present our plans are limited to identifying the ideal methods of advertisement, but in the future we expect to begin extensive marketing campaigns in order to generate interest and improve awareness of our company and our website.

Additionally, we plan to continue to scour online marketplaces for electronics which we can acquire at a low cost in order to resell them and make a profit. This will be an ongoing process into the future, and is something that we cannot plan for fully at this time, with the exception of the fact that as time goes on we hope to, and plan to, identify additional online marketplaces through which we can search for inventory. We will also begin our tentative steps towards identifying ideal manufacturers through whom we can purchase bulk orders of electronics at a substantially discounted price. This process has been, and will continue to be, an ongoing process.

In relation to our newly acquired patent, our plans revolve, at present, around finding a suitable manufacturer to produce physical inventory at a price point the Company arbitrarily deems appropriate. Immediately following the acquisition of the worldwide rights to the above patent we, as a Company, began the process of vetting out manufacturers and product packaging Companies located in the New England region of the United States. Our research into these manufacturers will be comprehensive, as we evaluate cost, quality, services, and miscellaneous features and aspects of the Companies we seek to do business with. Additionally, if it proves to be cost effective, we are evaluating the possibility of taking our manufacturing and packaging efforts overseas. This research is currently in the preliminary stages, and we will believe we will have completed all appropriate due diligence prior to commencing manufacturing efforts. The Company believes that if we can identify a manufacturer who is willing and able to produce in bulk then we will be able to acquire each piece of inventory at a suitable price point, but there can be no assurances of this. While preliminary efforts to identify a suitable manufacturer have begun, they have thus far yielded no suitable results and we cannot accurately forecast how long it will take the Company to find the right manufacturer and conduct appropriate due diligence, nor can we be sure we will be able to find a manufacturer that can cater to our limited budget due to our current level of liquid funds.

Subsequent to the consummation of a manufacturing and packaging deal we intend to offer our products for sale on various online and physical retailers. At present, we do not have any existing deals with physical retailers, however, subsequent to the commencement of manufacturing, it is the Company’s intention to arrange meetings with retailers who operate in the same industry as our Company in order to forge lasting agreements to have the “Quiet Cable” stocked at their retail locations. Our intention is to retain the name designated to this product by the creator, “Quiet Cable”, although now our intention is for it to be branded and packaged under the Sigmata Electronics name. The retention of the name “Quiet Cable”, in the Company’s estimation, is more likely to allow consumers who purchased the product from the creator, in the past, to be able to readily find and identify both the “Quiet Cable” under our brand, and to additionally direct them to our website and the additional products we offer for sale. It is the Company’s hope that this retention can drive repeat sales from previous satisfied consumers and will additionally bolster sales efforts of other products we offer.

In the opinion of our management there are potential additional applications and uses for the patent we have acquired, and we will immediately begin the exploration of these potential uses. This will require a significant amount of due diligence, first to identify exactly how these additional uses can be made into products fit for manufacture and sale under the “Sigmata Electronics” brand name, and additionally to verify that the uses we may develop do not infringe upon the intellectual property of any other entities or creators. We retain the worldwide rights to the existing patent, but as we attempt to make changes, additions, etc. to create additional uses, there is the risk that we may infringe upon others, so we will be required to research this thoroughly before any physical inventory results from these additional efforts.

Our diversification plans for our existing patented technology consists of having the audio cables made in several varying colors and, potentially, lengths. Subsequent to manufacturing has been established we plan to immediately offer the cords for sale on our website, www.sigmataelectronics.com.For the time being, until we complete the above steps, we have added a simple ‘coming soon’ banner to our website in regards to the “Quiet Cable”. Details relating to these activities, and the amount of time they will take, are undetermined at present.

Employees

As of May 12, 2017 we have two part time employees, Paul Moody our Chief Executive Officer and Jeffrey DeNunzio, our Chief Financial Officer.

Currently, both Mr. Moody and Mr. DeNunzio have the flexibility to work on our business up to 25 to 30 hours per week, but are prepared to devote more time if necessary.

We do not presently have pension, health, annuity, insurance, stock options, profit sharing, or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our officer and director.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Operating Results

Our net loss from inception to our February 29, 2016 year end was $5,063 while it was $15,011 for the year ended February 28, 2017. We had a gross loss of $300 for the year ended February 28, 2017 whereas we had no gross profit or loss for the year ended February 29, 2016. The greater net loss and gross loss is attributable to an increased level of operations.

Compensation to shareholders was $0 in 2016 and increased to $1,700 in 2017.

We expect to continue working with the companies who supply the inventory utilized through our drop shipping model of business. Additionally, we are in the process of identifying manufacturing partners who may supply us with inventory relating to our recently purchased patented technology, however we do not yet have agreements with any manufacturers and there can be no certainty in regards to which future period will see the Company achieving an increase in inventory relating to these patents.

Plan of Operations

Our goal in 2017 is to initiate a period of growth with increased operations and diversified sales models revolving around three different operational models. We plan to begin efforts to grow awareness of our website through advertisement on various social media platforms, online advertising channels, blogs, and other media which we are currently exploring. Additionally, we plan to continue to scour online marketplaces for electronics which we can acquire at a low cost in order to resell them and make a profit. The Company is of the belief that these actions will occur on an ongoing basis over the course of the next twelve months.

Our primary objective at present is to identify a manufacturer for inventory in regards to the “quiet cable”, which we anticipate will take at least three months but we cannot be certain exactly how long it will take to identify an appropriate party and conduct all necessary due diligence. We also may be unable to secure a manufacturer due to a lack of funds depending on the associated costs.

While there are several steps which still need to be taken, including finding a suitable manufacturer and increasing awareness of our product, we have plans to immediately, upon acquisition of a suitable inventory base, begin sales efforts of our patented inventory through various online retailers, our own website, and through physical third party retailers. There are many steps still to take involving our patented technology, and we cannot accurately forecast the results of our future operations at this point in time, but the Company plans, at this stage, to devote significant time and effort to the growth and development of our own inventory line in the future.

Liquidity and Capital Resources

As of February 28, 2017 the company held $579 in cash, $160 in inventory and $4,840 in other current assets. Our capital needs have primarily been met by our officers, Paul Moody and Jeffrey DeNunzio. We will have additional capital requirements during 2017. We cannot assure that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all. We are currently incurring operating deficits that are expected to continue for the foreseeable future. Should our officers and or directors be unwilling to provide us funds we may have to seek other sources of financing, scale back operations, liquidate our assets, and or even cease operations entirely.

Item 3. Directors, Executive Officers, and Significant Employees

Biographical information regarding the officers and Directors of the Company, who will continue to serve as officers and Directors of the Company are provided below:

NAME	AGE	POSITION
Paul Moody	27	Chief Executive Officer, President, Director
Jeffrey DeNunzio	26	Chief Financial Officer, Chief Accounting Officer, Director

Paul Moody - Chief Executive Officer, President, Director

Paul Moody, age 27, has acted as Chief Executive Officer, President, and Director since the Company’s formation on January 28, 2016. Mr. Moody attended the University of Rhode Island and graduated in 2014 with a Bachelor of Fine Arts in English. From 2015 to Present Mr. Moody has been affiliated with V Financial Group LLC by providing writing and consulting services on a need be basis. On May 20, 2014 Mr. Moody was appointed as the secretary of NL One Corporation, where he was responsible for corporate book keeping, and held this position until this resignation in April, 2016.

Jeffrey DeNunzio - Chief Financial Officer, Chief Accounting Officer, Director

Jeffrey DeNunzio, age 25, has acted as Chief Financial Officer, Chief Accounting Officer and Director of the Company since its formation on January 28, 2016. Mr. DeNunzio attended Roger Williams University beginning in 2008 and graduated Cum Laude in 2012, with a double major in Legal Studies and Psychology. In 2012 he also originated Form 10 blank check shell Company, Gold Bullion Acquisition Inc. which he resigned from as President and Director this January of 2013. Additionally, in 2013 he originated Form 10 blank check shell Company, Gold Eagle Acquisition, Inc. which he resigned from as President and Director this past June of 2013. In August of 2013 Mr. Jeffrey DeNunzio also incorporated Form 10 blank check shell Companies, Prosperity Acquisition, Inc. and Wealth Acquisition, Inc. Mr. DeNunzio has since resigned as President and Director of both Companies. Additionally, on February 19, 2015 Jeffrey DeNunzio originated Form 10 blank check shell Opulent Acquisition, Inc., of which he resigned from January of 2016. On May 20, 2014 Mr. DeNunzio was appointed as President, Chief Executive Officer and Director of NL One Corporation, where he was responsible for overseeing Company operations, ensuring the Company’s patents remained in good standing and conducted general managerial activities, and held these positions until his resignation in April, 2016. From 2015 to Present Mr. DeNunzio has served as President of V Financial Group LLC, where he is responsible for overseeing Company operations.

For the fiscal year ended February 28, 2017, we compensated our executive officers (who also serve as our directors) as follows:

Name	Capacities in which compensation was received	Cash Compensation ($)	Other Compensation ($)*	Total Compensation ($)
Paul Moody	CEO	$850	$0	$850
Jeffrey DeNunzio	CFO	$850	$0	$850

We do not compensate our officers and or directors for attendance at any meetings.

*No stock options or warrants were granted to our executive officers and or directors during the fiscal year ending February 28, 2017.

Item 4. Security Ownership of Management and Certain Securityholders

As of February 28, 2017 the Company has 47,862,000 shares of common stock and no shares of preferred stock issued and outstanding.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Common Stock Voting Percentage Beneficially Owned	Voting Shares of Preferred Stock	Preferred Stock Voting Percentage Beneficially Owned	Total Voting Percentage Beneficially Owned
Executive Officers and Directors
Paul Moody	23,250,000	48.58%	-	-	48.58%
Jeffrey DeNunzio	23,250,000	48.58%	-	-	48.58%
5% Shareholders
None	-	-	-	-	-

We have no outstanding warrants or options.

Item 5. Interest of Management and Others in Certain Transactions

On January 28, 2016 Paul Moody was appointed as Chief Executive Officer, President, and Director.

On January 28, 2016 Jeffrey DeNunzio was appointed as Chief Financial Officer, Chief Accounting Officer, and Director.

On January 28, 2016 Jeffrey DeNunzio and Paul Moody were each issued 60,000,000 shares of restricted common stock at par value (.0001) for services rendered to the Company, in particular for developing the Company’s business plan.

On November 28, 2016, our two majority shareholders, Paul Moody and Jeffrey DeNunzio, each have agreed to, and have since cancelled, 69,000,000 shares of restricted common stock respectively and 4,500,000 shares of freely transferable common stock respectively.

During the year February 29, 2017, the Company sold 1,362,000 common shares for cash of $2,270.

Subsequent to the above cancellation of shares, and also on November 28, 2016, the Company authorized and conducted a forward stock split. Every one share of common stock held by stockholders has been converted into three (3) shares of common stock.

On February 2, 2017 Sigmata Electronics, Inc., the Company, entered into and consummated an agreement with Jeffrey H. Purchon, in which Sigmata Electronics, Inc,. purchased, for a sum of $5,000, the entire worldwide rights, title, and interest in all inventions and improvements that are disclosed in U.S. patent No. 7,758,365, and on U.S. Application Number 12/214,002 entitled Self-Muting Audio Connector, which was filed on June 16, 2008 which is a continuation-in-part application of co-pending PCT International Application PCT/US2006/01782 with an international filing date of January 17, 2006.

At this time our office space is provided to us rent free by our Chief Executive Officer, Paul Moody. Our office space is located at 10 Berry, Apt 1308, North Andover, MA. We changed the location of our office space in June of 2017. Our previous office space was located at 28 Apollo Road, Suite 6A East Providence, RI, 02914.

During the period ending February 29, 2016 we had expenses contributed to capital of $415. For the period ending February 29, 2016 we had cash provided by financing activities of $100.

During the year ended February 28, 2017 our CFO paid operating expenses in the amount of $8,300 and our CEO paid operating expenses in the amount of $4,128 directly on behalf of the Company, totaling $12,428 and recorded as additional paid in capital.

For the fiscal year ended February 28, 2017 we have compensated both our CEO, Paul Moody and our CFO, Jeffrey DeNunzio cash in the amount of $850.

Item 6. Other Information

None.

Item 7. Financial Statements

Index to Financial Statements

Page(s)

Report of Independent Registered Public Accounting Firm	F2

Balance Sheets	F3

Statements of Operations	F4

Statements of Changes in Shareholders’ Deficit	F5

Statements of Cash Flows	F6

Notes to Financial Statements	F7-F9

-F1-

Board of Directors and Stockholders

Sigmata Electronics, Inc.

Newton, MA

We have audited the accompanying balance sheets of Sigmata Electronics, Inc. (the “Company”) as of February 28, 2017 and February 29, 2016, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the year ended February 28, 2017 and the period from January 28, 2016 (Inception) through February 29, 2016. These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sigmata Electronics, Inc. as of February 28, 2017 and February 29, 2016, and the results of its operations and its cash flows for the year ended February 28, 2017 and the period from January 28, 2016 (Inception) through February 29, 2016, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

June 22, 2017

-F2-

Sigmata Electronics, Inc.
Balance Sheets

	As of February 28, 2017	As of February 29, 2016
ASSETS
Current assets
Cash	$579	$100
Inventory	160	-
Total current assets	$739	$100
Other assets
Patent, net	$4,840	$-
Total Assets	$5,579	$-
LIABILITIES & STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$6,440	$648
Total liabilities	6,440	648

Stockholders’ deficit
Preferred stock ($.0001 par value, 20,000,000 shares authorized; none issued and outstanding as of February 28, 2017 and February 29, 2016)	-	-
Common stock ($.0001 par value, 500,000,000 shares authorized, 47,862,000 and 120,000,000 shares issued and outstanding as of February 28, 2017 and February 29, 2016, respectively)	4,786	12,000
Additional paid in capital	14,427	(7,485)
Accumulated deficit	(20,074)	(5,063)
Total stockholders’ deficit	(861)	(548)
TOTAL LIABILITIES & STOCKHOLDERS’ DEFICIT	$5,579	$100

 The accompanying notes to the financial statements are an integral part of these financial statements.

-F3-

Sigmata Electronics, Inc.

Statements of Operations

	For the Year Ended February 28, 2017	From January 28, 2016 (Inception) to February 29, 2016

Revenue	$1,700	$-
Costs of Revenue	$2,000	$-
Gross Profit/(Loss)	(300)	-
Operating Expenses:
Selling general and administrative expenses	$14,711	$5,063
Total operating expenses	14,711	5,063

Net loss	$(15,011)	$(5,063)

Basic and diluted net loss per common share	$(0.00)	$(0.00)

Weighted average number of common shares outstanding- Basic and diluted	101,942,959	120,000,000

The accompanying notes to the financial statements are an integral part of these financial statements.

-F4-

Sigmata Electronics, Inc.
Statements of Changes in Stockholders’ Deficit
From January 28, 2016 (inception) through February 28, 2017

	Common Stock	Common Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Total

Balance January 28, 2016 (Inception) Shares issued for services rendered at $.0001 per share	120,000,000	$12,000	$(8,000))	$-	$4,000

Contributed Capital	-	-	515	-	515

Net loss for the period	-	-	-	(5,063)	(5,063)

Balance February 29, 2016	120,000,000	$12,000	$(7,485)	$(5,063)	$(548)

Common shares sold for cash	1,362,000	136	2,134	-	2,270

Shares Cancelled November 28, 2016	(73,500,000)	(7,350)	7,350	-	-

Contributed Capital	-	-	8,300	-	8,300

Expenses paid on behalf of the Company and contributed	-	-	4,128	-	4,128

Net loss	-	-	-	(15,011)	(15,011)

Balance February 28, 2017	47,862,000	$4,786	$14,427	$(20,074)	$(861)

The accompanying notes to the financial statements are an integral part of these financial statements.

-F5-

	For the Year Ended February 28, 2017	From January 28, 2016 (Inception) to February 29, 2016

OPERATING ACTIVITIES
Net loss	$(15,011)	$(5,063)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	-	4,000
Expenses contributed to capital	4,128	415

Changes in operating assets and liabilities:
Inventory	(160)	-
Accounts payable and accrued expenses	5,792	648

Net cash used in operating Activities	(1,791)	-

INVESTING ACTIVITIES
Purchase of patent	(4,840)	-
Net cash used in investing activities	(4,840)	-

FINANCING ACTIVITIES
Contribution of capital	8,300	100
Common shares issued for cash	2,270	-
Net cash provided by financing activities	10,570	100

Net cash increase in period	$479	$100

Cash at beginning of period:	$100	$-
Cash at end of period	$579	$100

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$-	$-
Income taxes paid	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES
Common shares cancelled	$7,350	$-

The accompanying notes to the financial statements are an integral part of these financial statements.

-F6-

Sigmata Electronics, Inc.

Notes to the Audited Financial Statements

Note 1 - Organization and Description of Business

Sigmata Electronics, Inc. (the Company) was incorporated under the laws of the State of Delaware on January 28, 2016. The Company sells electronics merchandise online through its website and also through direct selling efforts.

The Company has elected February 28th/29th as its year end.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

This summary of significant accounting policies is presented to assist in understanding the Company's financial statements. These accounting policies conform to accounting principles, generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In the opinion of management, all adjustments necessary in order to make the financial statements not misleading have been included. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents at February 28, 2017 were $579.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.”  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.  No deferred tax assets or liabilities were recognized at February 28, 2017 or February 29, 2016.

Basic Earnings (Loss) Per Share

The Company computes basic and diluted earnings (loss) per share in accordance with ASC Topic 260, Earnings per Share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the reporting period. Diluted earnings (loss) per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.

The Company does not have any potentially dilutive instruments as of February 28, 2017 and 2016, and, thus, anti-dilution issues are not applicable.

-F7-

Fair Value of Financial Instruments

The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

ASC 820, Fair Value Measurements and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.
Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include accrued expenses.

Related Parties

The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Revenue Recognition

Revenue includes product sales. The Company recognizes revenue from product sales in accordance with Topic 605 "Revenue Recognition in Financial Statements" which is at the time customers are invoiced at shipping point, provided title and risk of loss has passed to the customer, evidence of an arrangement exists, fees are contractually fixed or determinable, collection is reasonably assured through historical collection results and regular credit evaluations, and there are no uncertainties regarding customer acceptance.

Share-Based Compensation

ASC 718, “Compensation – Stock Compensation”, prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, “Equity – Based Payments to Non-Employees.”  Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable:  (a) the goods or services received; or (b) the equity instruments issued.  The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

The Company had no stock-based compensation plans at February 28, 2017.

The Company’s stock based compensation was $0 for the year ended February 28, 2017 and $4,000 from January 28, 2016 (date of inception) through February 29, 2016.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Note 3 - Going Concern

The Company’s financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business.

The Company demonstrates adverse conditions that raise substantial doubt about the Company's ability to continue as a going concern for one year following the issuance of these financial statements. These adverse conditions are negative financial trends, specifically operating loss, working capital deficiency, and other adverse key financial ratios.

The Company has not established a source of revenue to cover its operating costs. Management plans to fund operating expenses with related party contributions to capital. There is no assurance that management's plan will be successful.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event that the Company cannot continue as a going concern.

Note 4 - Patents and Trademarks

On February 2, 2017, the Company acquired the technical contributions and assignment of all exclusive rights to and for the Self-Muting Audio Connector patent with a USPTO patent from Jeffrey Howard Purchon, an unrelated party, for $5,000. The Company had capitalized costs in purchasing the patent in the amount of $4,840. The company also acquired $160 in inventory pursuant to the purchase of the patent. The inventory is comprised of 8 Self-Muting Audio Connector cables each valued at $20. The inventory came with the purchase of the patent and no additional capital was necessary to acquire this inventory.

The Company began amortizing the patent on date of acquisition using the straight-line method over 12 years, the legal life and useful life of patent since it was originally recorded with the USPTO February 12, 2009. Accumulated amortization expense was immaterial for our fiscal year ending February 28, 2017 and therefore not reflected on our balance sheet.

-F8-

Note 5 - Income Taxes

The Company has not recognized an income tax benefit for its operating losses generated based on uncertainties concerning its ability to generate taxable income in future periods. The tax benefit for the period presented is offset by a valuation allowance established against deferred tax assets arising from the net operating losses, the realization of which could not be considered more likely than not. In future periods, tax benefits and related deferred tax assets will be recognized when management considers realization of such amounts to be more likely than not. Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

As of February 28, 2017, the Company has incurred a net operating loss of approximately $16,074 for income tax purposes. NOLs begin expiring in 2036. The loss results in a deferred tax asset of approximately $5,465 at the effective statutory rate of 34%. The deferred tax asset has been off-set by an equal valuation allowance.

	February 28, 2017	February 29, 2016
Deferred tax asset, generated from net operating loss at statutory rates	$5,465	$361
Valuation allowance	$(5,465)	(361)
	$--	$—

 The reconciliation of the effective income tax rate to the federal statutory rate is as follows:

Federal income tax rate	34.0%
Increase in valuation allowance	(34.0)%
Effective income tax rate	0.0%

Note 6 - Shareholder Equity

Preferred Stock

The authorized preferred stock of the Company consists of 20,000,000 shares with a par value of $0.0001. The Company has issued no preferred shares as of February 28, 2017.

Common Stock

The authorized common stock of the Company consists of 500,000,000 shares with a par value of $0.0001. There were 120,000,000 and 47,862,000 shares of common stock issued and outstanding as of February 29, 2016 and February 28, 2017, respectively.

The Company does not have any potentially dilutive instruments as of February 28, 2017 and, thus, anti-dilution issues are not applicable.

On January 28, 2016 the Company issued 60,000,000 of its $0.0001 par value common stock totaling $2,000 to the Director and CEO of the Company and issued 60,000,000 of its $0.0001 par value common stock totaling $2,000 to the Director and CFO of the Company in exchange for developing the Company’s business concept and plan.

On November 28, 2016, our two majority shareholders, Paul Moody and Jeffrey DeNunzio, each have agreed to, and have since cancelled, 69,000,000 shares of restricted common stock respectively and 4,500,000 shares of freely transferable common stock respectively.

During the year February 29, 2017, the Company sold 1,362,000 common shares for cash of $2,270.

Subsequent to the above cancellation of shares, on November 28, 2016 the Company authorized and conducted a forward stock split. Every one share of common stock held by stockholders has been converted into three (3) shares of common stock. All shares amounts are retroactively adjusted.

The below table details the shares held by the respective individuals as a result of the above events:

Shareholders	Freely Transferable Shares (Common Stock)	Restricted Shares (Common Stock)	Total Shares (Common Stock)
Jeffrey DeNunzio	5,250,000	18,000,000	23,250,000
Paul Moody	5,250,000	18,000,000	23,250,000
Other Shareholders	1,362,000	-	1,362,000
Total	11,862,000	36,000,000	47,862,000

Pertinent Rights and Privileges

Holders of shares of Common Stock are entitled to one vote for each share held to be used at all stockholders’ meetings and for all purposes including the election of directors. Common Stock does not have cumulative voting rights. Nor does it have preemptive or preferential rights to acquire or subscribe for any unissued shares of any class of stock.

Holders of shares of Preferred Stock are entitled to voting rights where every one share of Preferred Stock has voting rights equal to one hundred shares of Common Stock.

Additional Paid In Capital

During the year ended February 28, 2017 our CFO paid operating expenses in the amount of $8,300 and our CEO paid operating expenses in the amount of $4,128 directly on behalf of the Company, totaling $12,428 and recorded as additional paid in capital.

During the period ending February 29, 2016 our CFO paid operating expenses in the amount of $415 and our CEO transferred cash to the company in the amount of $100.

Note 7 - Related-Party Transactions

Equity

On January 28, 2016 the Company issued 60,000,000 of its $0.0001 par value common stock totaling $2,000 to the Director and CEO of the Company and issued 60,000,000 of its $0.0001 par value common stock totaling $2,000 to the Director and CFO of the Company in exchange for developing the Company’s business concept and plan.

During the period ending February 29, 2016 we had expenses contributed to capital of $415. For the period ending February 29, 2016 we had cash provided by financing activities of $100.

During the period ending February 28, 2017 we had expenses contributed to capital of $4,128 for expenses paid directly on behalf of the Company. For the period ending February 28, 2017 we had cash provided by financing activities of $8,300 by the CFO .

For the fiscal year ended February 28, 2017 we have compensated both our CEO, Paul Moody and our CFO, Jeffrey DeNunzio cash in the amount of $850.

Office Space

At this time our office space is provided to us rent free by our Chief Executive Officer, Paul Moody. Our office space is located at 10 Berry, Apt 1308, North Andover, MA. We changed the location of our office space in June of 2017. Our previous office space was located at 28 Apollo Road, Suite 6A East Providence, RI, 02914.

-F9-

Index to Exhibits

Exhibit No.	Description

1A-2A	Certificate of Incorporation, as filed with the Delaware Secretary of State on January 28, 2016 (1)
1A-2B	By-laws (1)
EX1SA-6 MAT CTRCT	Patent Assignment (2)
EX1U-6 MAT CTRCT	Purchase Agreement Between Sigmata Electronics, Inc. and Jeffrey H. Purchon (2)

(1) Filed as an exhibit to our Offering Statement (1-A) on August 30, 2016.

(2) Filed as an exhibit to Form 1-U filed on February 8, 2017.

Signatures

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Sigmata Electronics, Inc.

Date:	June 22, 2017	By:	/s/ Paul Moody
Paul Moody, Chief Executive Officer

Pursuant to the requirements of Regulation A, this Annual Report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul Moody	Chief Executive Officer	June 22, 2017
Paul Moody	(Principal Executive Officer)

/s/ Jeffrey DeNunzio	Chief Financial Officer and Chief Accounting Officer	June 22, 2017
Jeffrey DeNunzio	(Principal Financial Officer and Principal Accounting Officer)